                            C O N F I D E N T I A L


             Scheduled Release Time:    7:30 a.m. on April 14, 1997
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                                  NEWS RELEASE
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                          Northern Trust Corporation
                            50 South LaSalle Street
                           Chicago, Illinois  60675
                 Contact:  Laurie McMahon, Investor Relations
                               (312) 444-7811 or
                     Diane Kotsogiannis, Public Relations
                                (312) 444-4281
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 1997 FIRST
QUARTER EARNINGS OF $.62 PER SHARE, UP 19%

(Chicago, April 14, 1997) Northern Trust Corporation reported record net income per common share of $.62 for the first quarter, an increase of 19% from $.52 earned a year ago. Net income increased 17% to a record $71.7 million from the $61.5 million earned in the first quarter of last year. This performance resulted in a return on average common equity of 20%.

     William A. Osborn, Chairman and Chief Executive Officer, commented,
"Strong earnings momentum continued into 1997 as total revenues increased 11% from 1996 levels, maintaining their double digit pace. This performance was driven by record levels of trust fees, net interest income, and foreign exchange and treasury management revenues. Our 19% earnings per share growth for the quarter, a productivity ratio of 157% and a 20% return on common equity significantly exceeded each of our strategic financial targets. Since March 31, 1996, trust assets under administration grew 27% to $816 billion, with assets under management increasing 19% to $136 billion."

     Mr. Osborn continued, "These outstanding results again confirm the significant profit potential from Northern Trust's consistent focus on two businesses: a unique national personal financial services franchise, and our business of administering and managing domestic and global assets for corporate and institutional clients worldwide. We will pursue this highly disciplined strategy throughout 1997 by investing in the continued expansion of these two sharply defined businesses."

                      FIRST QUARTER PERFORMANCE HIGHLIGHTS

     Trust fees grew 10% to a record $157.7 million in the quarter compared to $143.9 million last year and represent 49% of total revenues and 76% of noninterest income. Total trust assets under administration at March 31, 1997 were $815.9 billion compared to $778.9 billion at year-end 1996, an increase of 5%. Trust assets under management increased 5% to $136.3 billion, from $130.3 billion at year-end.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 12% and totaled $79.3 million compared to $71.1 million in the year-ago quarter. The increase in PFS trust fees resulted primarily from exceptionally strong new business throughout Northern Trust's five-state office network and favorable equity markets. The Wealth Management Group, which administers significant family asset pools nationwide, also had excellent performance with trust fees increasing 30% and now administers $24.0 billion of trust assets. Total personal trust assets under administration increased $2.0 billion since December 31, 1996 and totaled $87.2 billion at March 31, 1997, $51.6 billion of which was under management.

     During the first quarter, Northern Trust expanded its California presence by opening new offices at Montecito, in Santa Barbara County, and La Jolla, in San Diego County, bringing to eight the total number of offices in this attractive market. Also during the first quarter, Northern Trust Bank of Florida opened a Tampa location, its twenty-third office in that state. With the addition of these new offices,

Northern Trust's national network of Personal Financial Service offices includes sixty locations in Illinois, Florida, California, Arizona, and Texas.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 8% and totaled $78.4 million compared to $72.8 million in the year-ago quarter. These fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide, and all of these services contributed to the first quarter fee growth. The increase in C&IS trust fees reflects net new business, moderated by the effect of changing pricing structures for client relationships which focus on total client revenues. These client relationships increasingly involve services such as foreign exchange which generate revenue not reflected in trust fees. Securities lending activities continued to achieve outstanding results, with fees increasing 18% from the prior year quarter to $14.3 million. Since December 31, 1996, total C&IS trust assets under administration increased $35.0 billion to $728.7 billion at March 31, 1997, of which $84.7 billion is managed by Northern Trust. Included in the total for trust assets under administration is approximately $116 billion of global custody assets.

     Foreign exchange trading profits set a record, increasing 64% to $20.4 million from $12.5 million in the year-ago quarter. Foreign exchange trading profits were positively impacted by the higher level of market volatility in the quarter, and continued to benefit from the cross-border investment activity of Master Trust/Custody clients. Fees from treasury management services were $14.6 million, also a new high, up 12% from the comparable quarter last year. Total treasury management revenues from both fees and the computed value of compensating deposit balances increased 9% from the first quarter of 1996 to $22.4 million, reflecting the continued growth in new business.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled a record $114.1 million, up an impressive 12% from the $102.0 million reported in last year's first quarter. The increase in net interest income reflects higher levels of average earning assets primarily driven by a 14% increase in loan volume. Residential mortgage loans accounted for 50% of the increase. The net interest margin improved to 2.33% from 2.21% reported in the year-ago quarter primarily due to lower funding costs and a 15% increase in noninterest-related funds.

     Credit quality remains exceptional. Nonperforming assets of $23.9 million at quarter-end remained at historically low levels and compare with $21.4 million at December 31, 1996 and $32.1 million at March 31, 1996. Nonaccrual and restructured loans of $21.7 million at quarter-end represent .19% of total loans and were covered 6.9 times by the $148.3 million reserve for credit losses. First quarter net charge-offs, at .02% of average loans, totaled $.5 million. The $.5 million provision for credit losses, down from $5.0 million a year ago, essentially maintained the reserve for credit losses at its year-end level.

     Noninterest expenses of $205.9 million were up $21.9 million or 12% from the year ago-quarter, which was favorably affected by a number of baseline cost reductions implemented throughout 1995. Two-thirds of the increase in noninterest expenses related to salaries and benefits, and was driven by the 8% increase in staff levels from one year ago required to support growth initiatives and record volumes of new business generated by both PFS and C&IS in 1996. Staff on a full-time equivalent basis at March 31, 1997 totaled 7,081, up from 6,933 at December 31, 1996 and 6,536 at March 31, 1996. The noninterest expense increase in the first quarter also reflects a number of new initiatives over the past twelve months, including the opening of eight additional private banking and trust offices, a new Singapore office and expansion of the global custody network.

                                 BALANCE SHEET

     Balance sheet assets averaged $22.4 billion for the quarter, up 7% from last year's average of $20.9 billion, reflecting growth in loans and money market assets, which was partially offset by a decline in securities. Loans and leases averaged $11.1 billion for the quarter, an increase of $1.3 billion or 14%. Residential mortgages increased $.7 billion or 17% to average $4.6 billion for the quarter and represented 41% of the total loan portfolio at March 31, 1997. Commercial and industrial loans averaged $3.3 billion during the quarter compared to $3.1 billion in the first quarter of 1996. The securities portfolio declined 13% to average $5.9 billion primarily due to a reduction in short-term U.S. Government securities. Money market assets increased from $2.1 billion in last year's first quarter to average $2.9 billion in the current quarter.

     Common stockholders' equity averaged $1.4 billion, up 9% from last year's first quarter. The increase primarily reflects growth in retained earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 445,374 shares at a cost of $17.9 million. An additional 4.2 million shares may be purchased after March 31, 1997 pursuant to the share buyback program.

     During the quarter the Corporation issued $150 million of Floating Rate Capital Securities through a wholly owned statutory business trust. The securities, which qualify as Tier 1 capital for regulatory purposes, were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate.

                                     / / /

                          NORTHERN TRUST CORPORATION                      Page 1
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                            FIRST QUARTER
                                                 -----------------------------------
                                                   1997        1996       % Change *
                                                 -----------------------------------
Net Interest Income (Taxable Equivalent)           $114.1       $102.0         12%
Less: Taxable Equivalent Adjustment                   8.0          8.6         (7)
                                                 --------     --------        ---
Net Interest Income                                 106.1         93.4         14
Provision for Credit Losses                           0.5          5.0        N/M

Noninterest Income
  Trust Fees                                        157.7        143.9         10
  Treasury Management Fees                           14.6         13.0         12
  Foreign Exchange Trading Profits                   20.4         12.5         64
  Security Commissions & Trading Income               5.9          6.3         (6)
  Other Operating Income                              9.5         11.7        (20)
  Investment Security Transactions                    0.6          0.3        N/M
                                                 --------     --------        ---
Total Noninterest Income                            208.7        187.7         11

Noninterest Expenses
  Salaries                                          101.4         87.7         16
  Pension and Other Employee Benefits                21.1         20.4          3
  Occupancy Expense                                  16.1         15.1          7
  Equipment Expense                                  14.9         14.0          6
  Other Operating Expenses                           52.4         46.8         12
                                                 --------     --------        ---
Total Noninterest Expenses                          205.9        184.0         12
                                                 --------     --------        ---

Income Before Income Taxes                          108.4         92.1         18
Provision for Income Taxes                           36.7         30.6         20
                                                 --------     --------        ---

NET INCOME                                          $71.7        $61.5         17%
                                                 ========     ========        ===

Net Income Per Common Share
  Primary                                           $0.62        $0.52         19%
  Fully Diluted                                      0.62         0.52         19

Return on Average Common Equity                     19.91%       18.35%
Average Common Equity                            $1,437.3     $1,320.4          9%
Return on Average Assets                             1.30%        1.19%

Common Dividend Declared per Share                  $0.18        $0.16         16%
Preferred Dividends (millions)                        1.2          1.3         (9)

Average Common Shares Outstanding (000s)
  Primary                                         114,649      114,982
  Fully Diluted                                   114,651      115,845


(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note: Per common share data reflect the two-for-one stock split effected by a 100% common stock distribution on December 9, 1996 to holders of record on December 2, 1996.

                          NORTHERN TRUST CORPORATION                      Page 2
               (Supplemental Consolidated Financial Information)


BALANCE SHEET ($ IN MILLIONS)
-----------------------------
                                                                   MARCH 31
                                                    --------------------------------------
                                                      1997           1996       % Change *
                                                    --------------------------------------
Assets
------
   Money Market Assets                               $3,615.4       $2,002.1        81%
   Securities                                         5,824.2        6,087.3        (4)
   Loans and Leases                                  11,417.3       10,025.6        14
                                                    ---------      ---------       ---
      Total Earning Assets                           20,856.9       18,115.0        15
   Reserve for Credit Losses                           (148.3)        (147.2)        1
   Other Nonearning Assets                            2,523.2        2,333.9         8
                                                    ---------      ---------       ---
      Total Assets                                  $23,231.8      $20,301.7        14%
                                                    =========      =========       ===

Liabilities and Stockholders' Equity
------------------------------------
   Total Interest-Bearing Deposits                  $10,846.5       $9,181.4        18%
   Borrowed Funds                                     4,971.4        5,685.8       (13)
   Senior Notes and Long-Term Debt                      781.3          641.1        22
                                                    ---------      ---------       ---
      Total Interest-Related Funds                   16,599.2       15,508.3         7
   Demand & Other Noninterest-Bearing Deposits        4,367.4        2,919.0        50
   Other Liabilities                                    672.0          405.8        66
                                                    ---------      ---------       ---
      Total Liabilities                              21,638.6       18,833.1        15
   Common Equity                                      1,473.2        1,348.6         9
   Preferred Equity                                     120.0          120.0         -
                                                    ---------      ---------       ---
      Total Liabilities and Stockholders' Equity    $23,231.8      $20,301.7        14%
                                                    =========      =========       ===


AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------
                                                                FIRST QUARTER
                                                    --------------------------------------
                                                      1997           1996       % Change *
                                                    --------------------------------------
Assets
   Money Market Assets                               $2,895.1       $2,065.9        40%
   Securities                                         5,861.1        6,734.9       (13)
   Loans and Leases                                  11,120.5        9,777.3        14
                                                    ---------      ---------       ---
      Total Earning Assets                           19,876.7       18,578.1         7
   Reserve for Credit Losses                           (148.3)        (147.2)        1
   Other Nonearning Assets                            2,648.5        2,419.1         9
                                                    ---------      ---------       ---
      Total Assets                                  $22,376.9      $20,850.0         7%
                                                    =========      =========       ===

Liabilities and Stockholders' Equity
------------------------------------
   Total Interest-Bearing Deposits                  $10,669.7       $9,876.6         8%
   Borrowed Funds                                     5,153.3        5,242.4        (2)
   Senior Notes and Long-Term Debt                      816.6          649.2        26
                                                    ---------      ---------       ---
      Total Interest-Related Funds                   16,639.6       15,768.2         6
   Demand & Other Noninterest-Bearing Deposits        3,491.4        3,176.3        10
   Other Liabilities                                    688.6          449.7        53
                                                    ---------      ---------       ---
      Total Liabilities                              20,819.6       19,394.2         7
   Common Equity                                      1,437.3        1,320.4         9
   Preferred Equity                                     120.0          135.4       (11)
                                                    ---------      ---------       ---
      Total Liabilities and Stockholders' Equity    $22,376.9      $20,850.0         7%
                                                    =========      =========       ===

                          NORTHERN TRUST CORPORATION                      Page 3
               (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)        1997                  1996
                                           Quarter               Quarters
                                           -------   ----------------------------------
                                            First    Fourth   Third    Second    First
                                           -------   ----------------------------------
Net Income Summary
------------------
  Trust Fees                                $157.7   $152.0   $147.7   $148.7    $143.9
  Other Noninterest Income                    51.0     48.7     46.6     46.5      43.8
  Net Interest Income (Taxable Equivalent)   114.1    108.4    107.2    104.3     102.0
                                            ------   ------   ------   ------    ------
    Total Revenue (Taxable Equivalent)       322.8    309.1    301.5    299.5     289.7
  Provision for Credit Losses                  0.5      0.5      2.5      4.0       5.0
  Noninterest Expenses                       205.9    199.9    191.3    191.6     184.0
                                            ------   ------   ------   ------    ------
    Pretax Income (Taxable Equivalent)       116.4    108.7    107.7    103.9     100.7
  Taxable Equivalent Adjustment                8.0      7.8      8.4      8.8       8.6
  Provision for Income Taxes                  36.7     33.5     32.8     31.7      30.6
                                            ------   ------   ------   ------    ------
    Net Income                              $ 71.7   $ 67.4   $ 66.5   $ 63.4    $ 61.5
                                            ======   ======   ======   ======    ======
Per Common Share
----------------
  Net Income - Primary                      $ 0.62   $ 0.58   $ 0.57   $ 0.54    $ 0.52
             - Fully Diluted                  0.62     0.58     0.57     0.54      0.52
  Dividend Declared                           0.18     0.18     0.16     0.16      0.16
  Book Value (EOP)                           13.21    12.80    12.49    12.21     11.91
  Market Value (EOP)                        $37.50   $36.25   $32.88   $28.88    $27.00
Ratios
------
  Return on Average Common Equity            19.91%   18.79%   18.93%   18.47%    18.35%
  Return on Average Assets                    1.30     1.28     1.26     1.21      1.19
  Net Interest Margin                         2.33     2.30     2.26     2.22      2.21
  Productivity Ratio *                         157%     155%     158%     156%      157%
  Risk-based Capital Ratios:
    Tier 1                                     9.1      8.2      8.4      8.4       9.1
    Total (Tier 1 + Tier 2)                   12.6     11.9     12.3     11.7      12.7
    Leverage                                   6.9      6.4      6.3      6.2       6.1
Trust Assets ($ in Billions) - EOP
----------------------------------
  Corporate                                 $728.7   $693.7   $641.9   $616.2    $567.1
  Personal                                    87.2     85.2     80.8     76.7      74.1
                                            ------   ------   ------   ------    ------
    Total Trust Assets                      $815.9   $778.9   $722.7   $692.9    $641.2
                                            ======   ======   ======   ======    ======
  Memo:  Managed Assets                      136.3    130.3    124.3    119.9     114.5

Asset Quality ($ in Millions) - EOP
-----------------------------------
  Nonaccrual Loans                           $21.7    $19.5    $33.3    $38.9     $30.6

  Other Real Estate Owned (OREO)               2.2      1.9      4.4      1.6       1.5
                                            ------   ------   ------   ------    ------
    Total Nonperforming Assets              $ 23.9   $ 21.4   $ 37.7   $ 40.5    $ 32.1
                                            ======   ======   ======   ======    ======
    Nonperforming Assets/Loans & OREO         0.21%    0.20%    0.35%    0.39%     0.32%
  Net Charge-offs                             $0.5     $0.6     $2.5     $3.8      $4.9
  Net Charge-offs (Annualized) to Avg Loans   0.02%    0.02%    0.09%    0.15%     0.20%

  Reserve for Credit Losses                 $148.3   $148.3   $147.4   $147.4    $147.2
  Reserve to Nonaccrual Loans                  686%     761%     442%     379%      481%


(*) The productivity ratio is defined as total revenue on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses.